Exhibit 99.1

NEUROLOGIX ANNOUNCES SUCCESSFUL PHASE 2 TRIAL OF GENE THERAPY
FOR PARKINSON’S DISEASE

FORT LEE, N.J., June 22, 2010 — Neurologix, Inc. (OTCBB: NRGX), today announced positive results in a Phase 2 trial of its investigational gene therapy for advanced Parkinson’s disease (PD), NLX-P101. Study participants who received NLX-P101 experienced statistically significant and clinically meaningful improvements in off-medication motor scores compared to control subjects who received sham surgery. In the trial, this benefit was seen at one month and continued virtually unchanged throughout the six month blinded study period. The results also demonstrated a positive safety profile for NLX-P101, with no serious adverse events related to the gene therapy or surgical procedure reported. Patients enrolled in the trial had moderate to advanced PD and were not adequately responsive to current therapies.

Neurologix, Inc., is a clinical-stage biotechnology company dedicated to the discovery, development and commercialization of gene therapies for serious disorders of the brain and central nervous system (CNS). Neurologix’s investigational AAV (adeno-associated virus) vector gene therapy, NLX-P101, is a novel, non-dopaminergic approach that uses an inhibitory gene (glutamic acid decarboxylase or “GAD”) to selectively alter the neural circuitry affected in PD and, thereby, normalize brain physiology. Neurologix’s technology is the only gene therapy strategy currently in development which bypasses the dopamine system.

“We are extremely pleased that years of research by our group with AAV vector gene transfer technology has led to the unprecedented milestone of a statistically significant improvement in a double-blind, placebo-controlled trial of gene therapy for any neurological disorder,” said Michael G. Kaplitt, MD, PhD, scientific co-founder of Neurologix, Inc., neurosurgeon, New York-Presbyterian Hospital/Weill Cornell Medical Center and Associate Professor and Vice Chairman for Research, Department of Neurological Surgery, Weill Cornell Medical College. “We now have solid scientific evidence to support NLX-P101 as an important, potential treatment for this devastating disease.”

Matthew J. During, MD, DSc, Professor of Molecular Virology, Immunology and Medical Genetics, Neuroscience and Neurological Surgery, The Ohio State Medical School, and Professor of Molecular Medicine and Pathology, University of Auckland, New Zealand, and Michael G. Kaplitt, MD, PhD, are the scientific founders of Neurologix, Inc., and have been at the forefront of gene therapy research since 1989. This Phase 2 trial is the result of more than 15 years of progress with their work in AAV gene transfer technology. They were the first to demonstrate that AAV could be an effective gene therapy agent in the brain, which they reported in their landmark Nature Genetics paper in 1994. Drs. During, Kaplitt and colleagues subsequently published additional research demonstrating the beneficial effects of AAV-GAD gene therapy for Parkinson’s disease in the journal Science in 2002. Today’s findings build upon earlier positive results from the NLX-P101 Phase 1 trial, which was the first ever clinical gene therapy trial for Parkinson’s disease. Results of that study appeared in 2007 as a cover article in The Lancet and in a second article in the Proceedings of the National Academy of Sciences.

Neurologix and Gene Therapy – A Novel Approach to Parkinson’s Disease
In Parkinson’s disease, patients lose dopamine-producing brain cells, resulting in substantial reductions in the activity and amount of GABA (gamma-aminobutyric acid), the major inhibitory neurotransmitter in the brain. This contributes to an abnormal increase in activity of the subthalamic nucleus (STN) of the brain, a key regulatory center for movement, and causes a dysfunction in brain circuitry responsible for coordinating movement. GABA is made by a gene called glutamic acid decarboxylase, or GAD.

Neurologix’s gene therapy approach to PD aims to reset the overactive brain cells to inhibit electrical activity and return brain network activity to more normal levels. The strategy involves restoring GABA and thus improving the patient’s motor control by using an AAV vector (a disabled, non-pathogenic virus) to deliver the GAD gene back into the STN. Increasing GAD causes more GABA to be synthesized, thus helping to calm the STN over-activity.

NLX-P101 is delivered to the brain through a standard, minimally-invasive surgical procedure that uses similar techniques to those currently employed in traditional surgery for PD. The Neurologix gene therapy procedure, however, does not require general anesthesia nor implantation of a permanent medical device in the brain.

“While dopamine clearly plays a role in Parkinson’s disease, dopamine levels in the brain are inherently difficult to control, resulting in sub-optimal treatment outcomes for patients. We believe that by altering chemical targets further downstream in the brain’s network that regulates movement, we have the potential to help improve outcomes and restore motor function for patients with advanced Parkinson’s disease,” added Matthew J. During, MD, DSc, scientific co-founder of Neurologix, Inc.

“Based on this data, we are confident that NLX-P101 has great potential to advance the treatment paradigm for Parkinson’s patients, and to eventually offer an important, new therapy for patients with this debilitating disease. The study investigators continue to further evaluate the detailed data and we look forward to its publication or presentation,” said Clark A. Johnson, President and Chief Executive Officer of the Company.  “Today’s news is also important validation for our ongoing development of other technologies for neurological and psychiatric diseases, including our advanced pre-clinical program in epilepsy. Given these results, we would look to pursue a strategic transaction which will maximize value for the Company.”

Study Details
This double-blind, multi-center, randomized, sham-procedure-controlled Phase 2 study was designed to evaluate the safety and efficacy of NLX-P101 in patients with moderate to advanced PD who were not well-controlled on available medical therapy. Trial participants were randomized to receive either an infusion of NLX-P101 bilaterally into each subthalamic nucleus, or a sham infusion of a sterile saline solution. Each procedure was carried out under local anesthesia.

The primary measure of efficacy in the study was the difference in off-medication motor scores between the treated and sham groups on the Unified Parkinson’s Disease Rating Scale (UPDRS) Part 3 (Motor section), which has long been the standard for clinical assessment in Parkinson’s disease. All subjects were evaluated at baseline as well as one, three and six months after undergoing surgery.

The trial also showed that NLX-P101 was well-tolerated with no serious adverse events related to the drug or procedure reported. All treated subjects will continue to be monitored for safety for a 12-month period following their surgical procedure.

About Parkinson’s Disease
Parkinson’s disease is a progressive and debilitating neurodegenerative disorder that arises from the gradual deterioration of nerve cells in the brain. It affects the control of bodily movement and is characterized by four principal symptoms: limb tremor, limb rigidity, bradykinesia (slowness of movement) and postural instability (trouble with balance). Parkinson’s disease is a disease of late middle age, usually affecting people over the age of 50. According to the National Parkinson Foundation, 1 million Americans currently have PD, and an estimated 50,000 to 60,000 new cases are diagnosed each year in the United States. Standard therapy for PD often involves use of levodopa, a drug which stimulates production of dopamine. Unfortunately, many patients develop complications from dopaminergic interventions. Alternative treatments include deep brain stimulation, which requires general anesthesia and the implantation of permanent medical devices in the brain.

About Neurologix
Neurologix, Inc., (OTCBB:NRGX) is a clinical-stage biotechnology company dedicated to the discovery, development, and commercialization of gene transfer therapies for serious disorders of the brain and CNS. Neurologix’s therapeutic approach is built upon the groundbreaking research of its scientific founders and advisors, whose accomplishments have formed the foundation of gene therapy for neurological illnesses. The Company’s current programs address such conditions as Parkinson’s disease, epilepsy, depression and Huntington’s disease, all of which are large markets not adequately served by current therapeutic options. For more information, please visit the Neurologix website at http://www.neurologix.net/.

Cautionary Statement Regarding Forward-Looking Statements
This news release includes certain statements of the Company that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and which are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information relating to the Company are based upon the beliefs of management and assumptions made by and information currently available to the Company. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, or performance, as well as underlying assumptions and statements that are other than statements of historical fact. When used in this document, the words “expects,” “promises,” “anticipates,” “estimates,” “plans,” “intends,” “projects,” “predicts,” “believes,” “may” or “should,” and similar expressions, are intended to identify forward-looking statements. These statements reflect the current view of the Company’s management with respect to future events. Many factors could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, but not limited to, the following:

•	The Company is still in the development stage and has not generated any revenues. From inception through March 31, 2010, it incurred net losses and negative cash flows from operating activities of approximately $51.3 million and $39.7 million, respectively. Management believes that the Company will continue to incur net losses and cash flow deficiencies from operating activities for the foreseeable future. Because it may take years to develop, test and obtain regulatory approval for a gene-based therapy product before it can be sold, the Company likely will continue to incur significant losses for the foreseeable future. Accordingly, it may never be profitable and, if it does become profitable, it may be unable to sustain profitability.

•	At March 31, 2010, the Company had cash and cash equivalents of approximately $6.5 million. Based on its cash flow projections, the Company will need additional financing to carry out its planned business activity and to complete its plan of operations through December 31, 2010. At the Company’s present level of activities, the Company’s cash and cash equivalents are believed, at this time, to be sufficient to fund its operations only into the fourth quarter of 2010. Accordingly, there is substantial doubt as to the Company’s ability to continue as a going concern. The Company is currently seeking to raise funds, through public or private equity offerings, debt financings or corporate collaboration and licensing arrangements, sufficient to finance its ongoing operations. The Company does not know whether additional financing will be available when needed, or if available, will be on acceptable or favorable terms to it or its stockholders.

•	The Company will need to conduct future clinical trials for treatment of Parkinson’s disease using the Company’s NLX technology. If the trials prove unsuccessful, future operations and the potential for profitability will be materially adversely affected and the business may not succeed.

•	There is no assurance as to when, or if, the Company will be able to successfully receive approval from the FDA on its Investigational New Drug Application to commence a Phase 1 clinical trial for the treatment of epilepsy.

•	There is no assurance as to when, or if, the Company will be able to successfully complete the required preclinical testing of its gene therapy for the treatment of depression or Huntington’s disease to enable it to file an Investigational New Drug Application with the FDA for permission to begin a Phase 1 clinical trial or that, if filed, such permission will be granted.

Other factors and assumptions not identified above could also cause the actual results to differ materially from those set forth in the forward-looking statements. Additional information about factors that could cause results to differ materially from management’s expectations is found in the section entitled “Risk Factors” in the Company’s 2009 Annual Report on Form 10-K. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results. Further, the Company undertakes no obligation to update forward-looking statements after the date they are made or to conform the statements to actual results or changes in the Company’s expectations.

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Contacts:
Neurologix
Marc Panoff, 201-592-6451
Chief Financial Officer
marcpanoff@neurologix.net

Cohn & Wolfe
Jennifer Paganelli, 347-658-8290
Jennifer.Paganelli@cohnwolfe.com